EXHIBIT 99.1

World Airways Announces $19 Million Contract Extension

PEACHTREE CITY, Ga., Feb. 2 /PRNewswire-FirstCall/ — World Airways, Inc. (Nasdaq: WLDA — News) today announced that it has signed a contract extension with Menlo Worldwide (formerly Emery Worldwide) valued at approximately $19 million. This extends World’s current contract through December 2004.

Under the contract, World Airways will operate an MD-11 freighter aircraft between Dayton, Ohio, and Brussels, Belgium. The renewal of this agreement marks the beginning of the sixth consecutive year that World Airways and Menlo Worldwide have operated an MD-11 freighter aircraft over this route.

Hollis L. Harris, chairman and CEO of World Airways, stated, “This renewal is a solid indication of the trust and value we have built with each other, and reflects our commitment to building long-term partnerships. It is confirmation of the high level of reliability that the MD-11 freighter continues to exhibit year after year.”

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.]

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